Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 2 to Form S-1 of our report dated March 17, 2025, which includes an explanatory paragraph relating to the Texas Ventures Acquisition III Corp ability to continue as a going concern, relating to the financial statements of Texas Ventures Acquisition III Corp as of December 31, 2024 and for the period from July 26, 2024 (inception) through December 31, 2024, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

April 1 2025